                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of August 12, 2005 (this "Agreement"), is made by and among 4279 Investments Ltd., a British Columbia corporation ("Parent"), its subsidiaries, Curaflo Technologies Inc., a Canadian federal company ("Curaflo Technologies"), Curalease Ltd., a British Columbia corporation ("Curalease"), Curaflo Technologies (Canada) Inc., a British Columbia corporation ("Curaflo Canada"), CuraFlo of BC Inc., dba West Coast Pipe Restoration, a British Columbia corporation ("Old BC"), Curaflo Technologies
(USA) Inc., a Nevada corporation ("Curaflo USA"), and Curaflo of the Silicon Valley, Inc., a California corporation ("Silicon Valley"; and collectively with each of the foregoing, "Sellers" and singly a "Seller"), and Cohesant Infrastructure Protection and Renewal of Canada Ltd., a Canadian federal company ("CIPAR Canada"), 0728487 BC Ltd., a British Columbia corporation ("New BC"), and Cohesant Infrastructure Protection and Renewal LLC, a Delaware limited liability company ("CIPAR USA"; and collectively with CIPAR Canada and New BC, "Purchasers" and singly a "Purchaser").

                                    RECITALS:

     A. Sellers are in the business of (i) restoration, protection, and replacement of plumbing lines and other pipes, including without limitation cleaning, lining with epoxy or other materials, and completely replacing plumbing line systems (collectively, the "Relining and Repiping Services"), (ii) the development, marketing and licensing of the Relining and Repiping Services; and (iii) the leasing or sale of products and services for use in the Relining and Repiping Services (collectively, the "Business").

     B. Sellers now desire to sell and assign, and Purchasers desire to purchase substantially all of the assets used in carrying on the business of each Seller, and to only assume certain specified liabilities of Sellers, in accordance with the terms and conditions of this Agreement.

     C. (i) Parent owns 100% of the outstanding capital stock of Curaflo Technologies, Curalease, Curaflo Canada and Curaflo USA; (ii) Curaflo Canada owns 100% of the capital stock of Old BC; and (iii) Curaflo USA owns 100% of the outstanding capital stock of Silicon Valley (collectively, the "Subsidiaries").

     D. Definitions of certain terms used in this Agreement, not otherwise defined herein, and rules for interpreting this Agreement are set forth in APPENDIX A hereto.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I
                            CONTEMPLATED TRANSACTIONS

     1.1 PURCHASE OF ASSETS.

     Upon and subject to the terms and conditions of this Agreement, the following specified Sellers shall sell, convey, transfer, or assign, as the case may be, to the specified Purchasers listed directly across from such specified Seller in the adjacent right-hand column, free and clear of all Liens, except for Permitted Liens, and such Purchasers shall purchase from such Sellers, all of such Sellers' right, title and interest, as of the Effective Time, in and to all of the assets, rights, and properties of such Sellers, but excluding the Excluded Assets (such purchased assets are referred to herein as the "Assets"):

            Specified Seller(s)                 Specified Purchaser(s)
            -------------------                 ----------------------
1. Parent, Curalease and Curaflo Technologies   CIPAR Canada

2. Curaflo Canada and Old BC                    New BC

3. Curaflo USA and Silicon Valley               CIPAR USA

     The Assets shall include the following:

          (a) all Inventory;

          (b) all cash, marketable securities, cash equivalents, accounts receivable, notes receivable and rights to payment of money;

          (c) all Fixed Assets;

          (d) all intangible personal property;

          (e) all Permits;

          (f) all Intellectual Property (including all rights to sue for infringement thereof or otherwise to enforce same, and all royalties which may be receivable in respect thereof), and the domain name(s) for any website(s) utilized by Sellers;

          (g) all of such Sellers' rights under those Contracts listed on or referred to on SECTION 1.1(G) of the Disclosure Schedule (the "Assumed Contracts"), including without limitation those Contracts entered into by or in the name of "Curaflo of the Pacific Northwest, Inc." ("Pacific Northwest");

          (h) all telephone numbers utilized by such Sellers;

          (i) all of such Sellers' books, files, records, documents, data, plans, proposals and all other recorded knowledge, whether in written, electronic, visual or other form, including lists of past, present, and prospective customers and all vendor purchase orders or other requests for services relating to the Business; and

          (j) all of Sellers' rights under the two legal opinions issued by Christine O'Conner Johnson Kindness PLLC on the date hereof to Curaflo Technologies.

          (k) the Business as a going concern and all of the goodwill associated with the Business.

     Sellers acknowledge and agree that the Assets transferred hereunder include any assets (including any Assumed Contracts) that may be held by or in the name of Pacific Northwest, and that any such assets will be transferred to CIPAR USA as the "Specified Purchaser." Notwithstanding the foregoing, those first five
(5) Fixed Assets designated on APPENDIX B with an asterisk (*) (the "U.S. Assets") will be transferred from Curalease as "Specified Seller" to CIPAR USA as "Specified Purchaser."

     1.2 EXCLUDED ASSETS. The Assets shall not include any of the following assets, rights and properties of Sellers as of the Effective Time (the "Excluded Assets"), all of which shall be retained by Sellers:

          (a) any capital stock, whether preferred or common, of any of the Sellers, any membership interests in any of the Sellers or any rights to acquire stock of, or any equity interest in, any of the Sellers;

          (b) all prepaid federal and state income tax deposits and refunds of any nature attributable to Sellers;

          (c) all Contracts that are not Assumed Contracts, including without limitation the Agreement dated as of June 16, 2005 by and among the Principals (as defined below) and/or their Affiliates (the "June 16 Agreement");

          (d) any and all Plans and any related trust or assets thereof;

          (e) the rights of Sellers under this Agreement and the other Transaction Agreements, including receipt of the Purchase Price;

          (f) all assets, rights, and properties of Sellers that relate solely to Sellers' corporate governance, including minute books and shareholder records;

          (g) all of Sellers' income, franchise or similar type tax records and tax returns;

          (h) the other excluded assets, rights, and properties set forth on
     SECTION 1.2(H) of the Disclosure Schedule; and

          (i) any of Sellers' obligations under or regarding any Contracts, loans, or other transactions with any other Seller, Principal, or their respective Affiliates.

     1.3 ASSUMPTION OF LIABILITIES.

          (a) Liabilities Assumed. As of the Effective Time, a Purchaser shall assume only: (i) any obligations of Sellers under the Assumed Contracts that were not to be performed before the Effective Time; and (ii) the accounts payable listed on SECTION 1.3(A) of the Disclosure Schedule (which shall be current as of August 11, 2005) and any trade accounts payable incurred in the ordinary course of business consistent with Sellers' past practice and that arose on or before the Effective Time (collectively, the "Assumed Liabilities");

          (b) No Other Assumed Liabilities. Except as expressly set forth in
     SECTION 1.3(A) above, Purchasers shall not assume or become liable for (and hereby expressly disclaims any undertaking in respect of) the payment or performance of any Liabilities of Sellers, its Affiliates or any predecessor of Sellers, whether in connection with the Business or the Assets or otherwise, of whatever nature, whether known or unknown, contingent or otherwise, and whether currently in existence or arising hereafter, including, without limitation, notes payable to employees or shareholders, any amounts that may be payable pursuant to the B.C. Employment Standards Act, Human Rights Code, Workers' Compensation Act for claims arising prior to the Closing Date, and liabilities for Taxes, and liabilities under any Contracts that are not Assumed Contracts, including the June 16 Agreement (collectively, the "Excluded Liabilities"). Sellers remain solely liable for and will timely pay and perform all such Excluded Liabilities.

     1.4 PROCEDURES FOR NON-TRANSFERABLE ASSETS. If any Contracts or Permits to be included among the Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some other party or parties, then the Sellers shall seek such consents post-closing. If such consents are not available, the parties intend that Purchasers nevertheless receive the economic and other benefits of, and perform the obligations under, such Contracts and Permits as if such Contracts and Permits had been assigned to Purchasers. The parties shall cooperate with one another in any reasonable arrangement designed to provide Purchasers the benefits of and obligations under such Contract or Permit.

     1.5 TELEPHONE LISTINGS AND TELEPHONE NUMBERS. From and after the Effective Time, Sellers shall cooperate with and assist Purchasers in all reasonable respects to cause the applicable telephone providers to transfer to Purchasers and to Purchasers' account all telephone listings, telephone numbers and telephone accounts of Sellers.

     1.6 METHOD OF CONVEYANCE AND TRANSFER. The conveyance, transfer and delivery of the Assets will be effected by bills of sale, endorsements, assignments and other instruments of transfer, all in such form as Purchasers reasonably prepare, vesting in Purchasers good and marketable title to the Assets, free and clear of all Liens, other than Permitted Liens, including, without limitation, the Trademark Assignment and the Copyright Assignment in the forms attached hereto, respectively, as EXHIBITS A AND B (collectively, the "Conveyance Documents").

     1.7 FURTHER ASSURANCES. Sellers, at any time after the Effective Time, upon request of Purchasers will do, execute, acknowledge and deliver, all such further acts, deeds, assignments, transfers, conveyances, power of attorneys and assurance as may be reasonably required for the conveying, transferring, assigning, and delivering to Purchasers or to their successors and assigns, and for aiding and assisting in collecting and reducing to possession, the Assets (collectively, the "Further Assurances"), including without limitation any Further Assurances that may be required to transfer any Assets held in the name of Pacific Northwest to CIPAR USA.

     1.8 COSTS AND EXPENSES. Costs and expenses relating to the preparation and filing of any and all Conveyance Documents shall be borne by Purchasers; provided that Sellers shall pay to and/or reimburse Purchasers for all expenses and or costs incurred in connection with obtaining the Further Assurances, including expenses or costs relating to obtaining consents necessary to transfer or assign the Assets to Purchasers. This paragraph shall not apply to any item contemplated by SECTION 1.4.

                                   ARTICLE II
                                 PURCHASE PRICE

     2.1 PURCHASE PRICE. In consideration of the transfer to Purchasers of the Assets, Purchasers shall, on the Closing Date, in addition to Purchasers' assumption of the Assumed Liabilities, pay to Sellers the Purchase Price as set forth below (the "Purchase Price"), subject to the adjustment provisions of
SECTION 2.2 and SECTION 2.5 hereof. The Purchase Price shall be payable on the Closing Date as follows:

          (a) Four Million Fifty-Four Thousand Dollars ($4,054,000) will be paid in cash by wire transfer of immediately available funds to Sellers to such account(s) as shall have been designated by Sellers for such purpose prior to the Closing Date (the "Cash Portion").

          (b) Fifty Thousand Dollars ($50,000) (together with any dividends or other cash earnings on the Escrowed Assets, the "Escrow Amount") will be paid in cash by wire transfer of immediately available funds to the Escrow Agent, and 231,741 of the 461,124 shares of Cohesant Stock described below (the "Escrow Shares" and together with the "Escrow Amount," the "Escrowed Assets") will be delivered to the Escrow Agent, in each case to be held in accordance with the terms and conditions of the escrow agreement substantially in the form of EXHIBIT C (the "Escrow Agreement").

          (c) Of the Escrowed Assets, the Escrow Amount and 161,517 Escrow Shares will be held for twenty-four (24) months and will secure (i) the Sellers' indemnification obligations under SECTIONS 8.2 of this Agreement,
     (ii) any Working Capital adjustment required under SECTION 2.2 of this Agreement, and (iii) the Sellers' repurchase of any uncollected accounts receivable as set forth in SECTION 2.3. Of the Escrowed Assets, the Escrow Amount and 161,517 Escrow Shares, less any portion of the Escrow Amount and less any of the 161,517 Escrow Shores used to satisfy Sellers' obligations hereunder, will be released to Sellers on the twenty four-month anniversary of the Closing Date, provided that there are no pending claims under SECTIONS 2.2, 2.3 or 8.2 of this Agreement, then to the extent that there are any such claims the estimated amount of the same shall be held back pending resolution of such claims and the balance of the Escrowed Assets shall be released to the Sellers.

          (d) The remainder of the Escrowed Assets (consisting of 70,224 Escrow Shares) (the "Remaining Escrowed Assets") will be held for sixty (60) months for the sole purpose of securing Sellers' indemnification obligations under SECTION 8.2 of this Agreement to the extent such obligations arise as a result of: (i) a breach of any representation or warranty of Sellers contained in SECTION 4.16 of this Agreement; or (ii) any and all claims that the services provided, the business conducted, and products sold in connection with the Business infringe on the Intellectual Property of any third party (regardless of whether such third parties are listed on SECTION 4.16 of the Disclosure Schedule) (collectively, the "Intellectual Property Claims"). The Remaining Escrowed Assets, less any Remaining Escrow Assets used to satisfy Sellers' obligations hereunder, will be released to Sellers on the sixty-month anniversary of the Closing Date, provided that there are no pending Intellectual Property Claims, then to the extent that there are any such Intellectual Property Claims, the estimated amount of the same shall be held back pending resolution of such claims and the balance of the Remaining Escrowed Assets shall be released to the Sellers.

          (e) Cohesant Technologies Inc. ("Cohesant") will issue to Sellers 461,124 shares of non-registered common stock (the "Cohesant Stock") of Cohesant, of which the 231,741 Escrow Shares will be delivered to the Escrow Agent in accordance with SECTION 2.1(B) of this Agreement. The Cohesant Stock shall be represented by one or more stock certificates that will bear the following legend (the "Restrictive Legend"):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, TRANSFERRED, MADE SUBJECT TO A SECURITY INTEREST, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR AN OPINION OF COUNSEL FOR THE COMPANY IS RECEIVED THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Sellers agree that they will not sell, assign, pledge, give, transfer, or otherwise dispose of the Cohesant Stock or any interest therein, or make any offer or attempt to do any of the foregoing, in British Columbia or any other jurisdiction of Canada, except pursuant to a prospectus for which the applicable securities commission has issued a final receipt or in a transaction that is exempt from the registration and prospectus requirements of the applicable securities laws in Canada, or until Cohesant has been a reporting issuer in a jurisdiction in Canada for the required period and all other resale restrictions have been fulfilled. Cohesant is not currently a reporting issuer in any jurisdiction of Canada and has no present intention of becoming a reporting issuer anywhere in Canada in the future. Sellers have been cautioned to seek their own legal advice as to the resale restrictions applicable to the Cohesant Stock.

          (f) Purchasers' payment and delivery of the entire Purchase Price to any one or more of Sellers designated by Sellers shall constitute payment in full to all of the Sellers.

     2.2 NET WORKING CAPITAL.

          (a) Sellers and Purchasers have determined that the appropriate amount of adjusted net working capital for the Business as of the Closing Date for the prudent operation thereof after the Closing is Ninety-Seven Thousand Five Hundred Dollars ($97,500) (the "Required Working Capital Amount"). The current assets and current liabilities utilized in determining the Example of the Audited Closing Net Working Capital and the actual Audited Closing Net Working Capital are and shall be only the following items: Current Assets means: (i) cash and cash equivalents, (ii) accounts receivables, (iii) inventories, (iv) non-refundable contract deposits; (v) work completed but not invoiced; (vi) prepaid expenses; and (vi) other current assets; Current Liabilities means: (i) trade account payables, (ii) accrued expenses, (iii) other current liabilities, (iv) accrued training costs, as detailed on
     SECTION 1.3(A) of the Disclosure Schedule, (v) equipment deposits, and (vi) any profit on any partially-completed contracts, as listed on Section 2.5 of the Disclosure Schedule and includable as part of adjusted net working capital, but deemed to be unearned, as calculated by Purchasers' accountants using the percentage completion method of revenue and expense recognition, which calculation shall exclude work completed and not invoiced, accrued expenses, and any booked profits from license agreements. The Example of the Audited Closing Net Working Capital, which is attached hereto as EXHIBIT D, was prepared on the assumption that April 30, 2005 was the Closing Date. Current assets and current liabilities for the purpose of any adjustment to the Purchase Price pursuant to SECTION 2.2(B) below, will not include any adjustments required by GAAP that were not of the type of adjustments identified in Purchaser's review of Sellers' balance sheet dated as of April 30, 2005 and excluded from inclusion in the Example of the Audited Closing Net Working Capital attached hereto as EXHIBIT D.

          (b) Within thirty (30) days after the Closing Date, Sellers shall deliver to Purchasers a balance sheet of the Sellers on a consolidated basis as of the Closing Date (the "Closing Balance Sheet"), which Closing Balance Sheet will be prepared in the same manner as the Sellers' April 30, 2005 balance sheet and on a basis consistent with Sellers' past practices and shall set forth both the current liabilities and current assets of Sellers on a consolidated basis and the adjusted working capital amount. Within ninety (90) days following the Closing Date, Purchasers' independent accountants, at Purchasers' expense, shall deliver to Sellers an audit report on the adjusted working capital amount (the "Audited Closing Net Working Capital") as calculated in a manner consistent with SECTION 2.2(A). Sellers will have a period of thirty (30) days (the "Sellers' Review Period") in which to review the Audited Closing Net Working Capital. If Audited Closing Net Working Capital is less than the Required Working Capital Amount, and if Sellers dispute the accuracy of any items contained or referred to in the Audited Closing Net Working Capital, Sellers and Purchasers agree that Manning Elliott-Alden Aumann (the "Reviewing Accountants") shall: (i) review any and only disputed items in the Audited Closing Net Working Capital; (ii) contact Sellers and Purchasers to review their respective positions on the working capital amount; (iii) make a final and binding determination as to the accuracy of the disputed items in the Audited Closing Net Working Capital (the "Final Determined Net Working Capital"); and (iv) provide working papers to both Purchasers and Sellers to support their final determination. On the date (the "Determination Date") that is the later of: (a) three (3) days after the Seller Review Period; or (b) three (3) days after the receipt by the Sellers and Purchasers of the Final Determined Net Working Capital, the difference between the Audited Closing Net Working Capital or the Final Determined Net Working Capital, as the case may be, and the Required Net Working Capital (the "Variance") will be calculated. For clarity, Final Determined Net Working Capital, if determined, will supercede the reported Audited Net Working Capital in determining the Variance. If the Variance is negative (so that Audited Closing Net Working Capital or the Final Determined Net Working Capital, as the case may be, is less than the Required Net Working Capital) the Sellers shall pay to the Purchasers the amount of the Variance on the Determination Date in immediately available funds. If the Variance be positive (so that Audited Closing Net Working Capital or the Final Determined Net Working Capital, as the case may be, exceeds Required Net Working Capital), the Purchasers shall pay to the Sellers the amount of the Variance on the Determination Date in immediately available funds. If the Sellers fail to pay any such amount owed under this SECTION 2.2(B) on the Determination Date, Purchasers may, at their option, be paid the amount thereof from the Escrow Assets.

          (c) The costs and expenses for the services of Reviewing Accountants shall be borne by Sellers unless the Final Closing Net Working Capital exceeded the Audited Determined Net Working Capital by not less than Ten Thousand Dollars ($10,000), in which case Purchasers shall bear the fees and expenses of the Reviewing Accountants.

     2.3 REPURCHASE OF UNCOLLECTED RECEIVABLES. Sellers shall repurchase from Purchasers at unpaid face value any accounts receivable of Sellers that were sold to Purchasers that have not been collected in full by Purchasers within ninety (90) days after the Closing Date and that Purchasers desire to sell to Sellers (the "Uncollected A/R"). Purchasers will provide to Sellers customary information identifying the Uncollected A/R and Sellers, within five (5) business days of receipt thereof, will pay to Purchasers by wire transfer an amount equal to the Uncollected A/R. If Sellers fail to pay such amount, Purchasers may, at their option, be paid the amount thereof from the Escrow Assets. Upon receipt of such payment, Purchasers will transfer the Uncollected A/R to Sellers as directed by them.

     2.4 TAXES. Purchasers shall pay any and all Taxes assessable in respect of the transactions contemplated by this Agreement and shall remit to the appropriate taxing authority any and all such Taxes as and when same may be payable. Nothing herein contained shall be deemed to acknowledge that any Taxes may be payable in respect of any of the transactions contemplated by this Agreement.

     Sellers and Purchasers shall jointly elect to have section 167 of the Excise Tax Act of Canada apply to the transfer of the Assets. Such election shall be in the prescribed form and shall be filed in a timely fashion with the return of the Purchasers for the reporting period in which the transfer occurs.

     2.5 PRORATIONS. As of the Closing Date, taxes and other items payable by Sellers under any license, Permit, Assumed Contract, Contract or other agreement or arrangement to be assigned to, or assumed by, Purchasers and the items set forth in SECTION 2.5 of the Disclosure Schedule which shall be paid or credited to the Sellers shall be prorated such that the Sellers shall be liable to the extent any such items relate to any time period up to and including the Effective Time. The net amount of all such prorations will be settled and if not included in Assets or Assumed Liabilities, included in such amounts to be paid on the Closing Date from the Cash Portion of the Purchase Price. If the actual expense of any such prorated items for the period within which the Closing Date falls is not known on the Closing Date the proration shall be made at such time that the amount of the expense is known. Sellers shall pay to Purchasers, or Purchasers shall pay to Sellers, as the case may be, on or before five (5) days after the amount of such expense is finally determined, the amount owed resulting from such proration.

     2.6 ALLOCATION OF PURCHASE PRICE. The parties agree that the Purchase Price paid for the Assets shall be allocated for tax purposes in accordance with the allocations set forth on EXHIBIT E.

     2.7 TAX ELECTION. Each Seller that is a Canadian entity and each Specified Purchaser with respect to such Seller that is a Canadian entity shall jointly execute an election at closing in prescribed form to have the provisions of
Section 22(1) of the Income Tax Act (Canada) apply in connection with the purchase and sale of the accounts receivable and notes receivable contemplated in Article 1.1(b) herein. Purchasers shall file the above election with their return of income for the year of sale.

                                   ARTICLE III
                             CLOSING; EFFECTIVE TIME

     3.1 CLOSING. The formal exchange of signatures, definitive documentation, and closing deliverables to evidence the transactions contemplated in this Agreement (the "Closing") shall take place on the Closing Date at the offices of Kahn Kleinman, a Legal Professional Association, 2600 Erieview Tower, 1301 East Ninth Street, Cleveland, Ohio 44114, or at such location or in such other manner as Purchasers and Sellers may mutually agree.

     3.2 CLOSING DATE. The Closing of the transactions contemplated in this Agreement shall occur at 12:00 a.m. local time on August 12, 2005, or such other date as mutually agreed upon by the parties (the date of the Closing is referred to herein as the "Closing Date").

     3.3 EFFECTIVE TIME. The effective time of the transfer of the Assets and assumption of the Assumed Liabilities shall be deemed to be 11:59 p.m. PDT on August 12, 2005 (the "Effective Time").

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Except as specifically set forth on the Disclosure Schedule, Sellers, jointly and severally, represent and warrant to Purchasers that each of the following statements are true and correct as of the date hereof and as of the Closing Date:

     4.1 ORGANIZATION; QUALIFICATION; SUBSIDIARIES. Each of the Sellers is validly existing and in full force and effect under the laws of its jurisdiction of organization, duly qualified and in good standing to do business in the other jurisdictions where it is required to be so qualified, except for such failures to be so qualified as would not have a Material Adverse Effect on the Business or the Assets, and each has all requisite corporate power and authority to own, lease and operate its assets and to carry on its businesses as currently conducted. The Subsidiaries are the only subsidiaries of any of the Sellers.
SECTION 4.1 of the Disclosure Schedule sets forth the names of all legal and beneficial owners of capital stock of Parent. No other Person has any right to acquire any legal or beneficial ownership of any capital stock of Parent. Parent owns one hundred percent (100%) of all capital stock of all the Subsidiaries except (i) Old BC, which is wholly owned by Curaflo Canada and (ii) Silicon Valley, which is wholly owned by Curaflo USA. Pacific Northwest has not been incorporated, formed, or organized in any jurisdiction, and no Person other than the Sellers and/or the Principals has a legal or equitable interest in such purported entity or its purported assets. The Subsidiaries conduct all of the Business and the only business of Parent is its ownership of the Subsidiaries.

     4.2 AUTHORITY. Sellers have the full corporate power and authority to execute and deliver, and no other proceedings are necessary on the part of Sellers to authorize, each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Sellers, and on or before the Closing Date, each of the other Transaction Agreements to which it is a party will be duly and validly executed by Sellers. This Agreement and each of the other Transaction Agreements to which it is a party constitute or, upon execution, will constitute, legal, valid and binding agreements of Sellers, enforceable against Sellers in accordance with their terms.

     4.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) The execution, delivery, and performance of the Transaction Agreements by Sellers, and Sellers' compliance with the terms thereof, do not and on or before the Closing Date will not: (i) conflict with any provision of the articles of incorporation, bylaws or any other charter documents of Sellers; (ii) conflict with, constitute a breach of, result in a violation or default or give rise to any right of termination, cancellation or acceleration (whether upon notice or lapse of time or both) under any of the terms, conditions or provisions of any Contract that will be in effect after the Closing; (iii) violate any statute, law, rule, regulation, judgment, order, writ, injunction or decree of any Governmental Authority; or (iv) result in the creation or imposition of any Lien on any Asset.

          (b) Except as set forth in SECTION 4.3(B) of the Disclosure Schedule no consent, approval, order, or authorization of or registration, declaration, or filing with any Governmental Authority or any other Person is required by or with respect to Sellers in connection with the execution and delivery of the Transaction Agreements by Sellers or the consummation of the transactions contemplated thereby, including the transfer of the Assets.

     4.4 FINANCIAL STATEMENTS. Set forth in SECTION 4.4 of the Disclosure
Schedule is a list of the Financial Statements that Seller provided to Purchasers prior to the Closing Date. The Financial Statements: (i) have been prepared on a consistent basis during the periods therein specified in the manner utilized by Sellers in preparation of their Canadian tax returns; (ii) present fairly in all material respects, and in accordance with methods and policies utilized by Sellers in preparation of their Canadian tax returns, Sellers' financial position and results of its operations at and for the periods therein specified; (iii) are true and complete; and (iv) are consistent with the books and records of Sellers. The Financial Statements will be deemed to include any accompanying notes and schedules.

     4.5 UNDISCLOSED LIABILITIES. Except as disclosed in SECTION 4.5 of the Disclosure Schedule or the Financial Statements, Sellers have no Liabilities other than (i) Liabilities incurred after the date of the Most Recent Financial Statements in the ordinary course of business for the purchase of goods or services in connection with the conduct of the Business consistent with Sellers' historical practice or (ii) Liabilities under the Contracts.

     4.6 ABSENCE OF CERTAIN CHANGES. Since April 30, 2005, there have been no changes which have or could likely have a Material Adverse Affect on the Business or Assets. Since April 30, 2005, there have been no changes that would adversely affect Purchasers' ability to operate the Business or employ any of the Assets in the Business. To the knowledge of Sellers, there are no proposed legislation, regulations or other rules or laws governing the Business or changes to existing legislation, regulations, rules or laws, which would likely have an adverse effect on the Business, its prospects or financial condition.

     4.7 CONDUCT OF BUSINESS. Since April 30, 2005, Sellers have conducted the Business only in the ordinary course and in a manner consistent with past practices and used reasonable efforts to preserve the Business and Sellers' relationships with its Employees, customers and suppliers. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, Sellers have:

          (a) not amended their articles of incorporation, bylaws, or any other charter documents in any manner that would adversely affect Sellers' ability to comply with their obligations under this Agreement;

          (b) not granted to any Employee any bonus or any increase in fees, compensation, benefits or perquisites except in the ordinary course and in any case not to exceed 5% of immediately preceding fees, compensation, benefits, or perquisites;

          (c) not sold, leased, licensed or otherwise disposed of, or agree to sell, lease, license, or otherwise dispose of, any Assets other than in the ordinary course of business, except that Sellers may, prior to the Effective Time, withdraw cash from the Business provided, that such cash withdrawals do not reduce the adjusted net working capital (as determined pursuant to the provisions of SECTION 2.2) of the Business to an amount less than the Required Working Capital Amount;

          (d) not taken any action that would make any of the representations or warranties relating to Sellers or the Business contained in this Agreement untrue or incorrect or would be reasonably likely to result in any of the conditions set forth in this Agreement not being satisfied;

          (e) except as disclosed on SECTION 4.7(E) of the Disclosure Schedule, other than in the ordinary course of business consistent with past practices, not entered into, canceled, or modified any Contract or create, incur or undertake or assume any Liability;

          (f) continued to pay trade payables currently in the ordinary course of business;

          (g) not created or granted any Liens on any of the Assets, other than Permitted Liens;

          (h) not agreed or committed, whether in writing or otherwise, to do any of the foregoing; and

          (i) maintained advertising, marketing and promotional activities in amount, timing and placement consistent with past practices.

     4.8 CERTAIN CONTRACTS AND ARRANGEMENTS. Except as set forth on SECTION 4.8 of the Disclosure Schedule, neither Sellers nor, to Sellers' knowledge, any other party to a Contract is in breach or default under any such Contract, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default. Without limiting the immediately preceding sentence, to the extent any Assumed Contract is one in respect of which Sellers have commenced but not completed performance of any Relining and Repiping
Services: (i) Sellers have completed such performance to the Effective Time as is required by the terms of such Assumed Contract and in accordance with the Sellers' customary practices and good and workmanlike standards; (ii) Sellers have no reason to believe that Purchasers will not be able to complete performance of the Assumed Contract in accordance with its required terms without undue hardship or undertaking extraordinary measures; and (iii) Sellers have appropriately matched the same percentage of recorded revenues and expenses on its Financial Statements through the Effective Time with respect to such Assumed Contracts in accordance with Seller's accounting practices. All Contracts are legal, valid, binding, enforceable obligations of the Seller that is party thereto and to the best of Sellers' knowledge, each other party thereto. None of the Assumed Contracts are expected to result in a loss to Seller, and, except as noted on SECTION 4.8 of the Disclosure Schedule, are expected to achieve Sellers' standard margins. Sellers have delivered to Purchasers true, accurate, and complete copies of each written Contract with copies of all modifications and amendments thereto, or have provided a description of each oral Contract. Set forth in SECTION 4.8 of the Disclosure
Schedule is a list of all Contracts, other than any Contract which is terminable by its terms on less than thirty (30) days notice or calls for the payment of money less than Five Thousand Dollars ($5,000), and also indicates any Contract that requires consent of another party to the assignment thereof to Purchasers.

     4.9 LITIGATION. Except as set forth on SECTION 4.9 of the Disclosure Schedule, no claims, actions, suits, investigations, oppositions, or proceedings are pending or, to the knowledge of Sellers, threatened against either Sellers or any of the Assets or in respect of the transactions contemplated by this Agreement. Set forth in SECTION 4.9 of the Disclosure Schedule is a list of all litigation, claims (including worker's compensation claims), grievances, charges and investigations, that have been made against any Seller or any predecessor entity of any Seller (including XPert and West Coast (as such terms are defined below) during the preceding three (3) years.

     4.10 COMPLIANCE WITH APPLICABLE LAWS. Sellers are in compliance with all applicable laws, rules, and regulations applicable to the Business. Sellers have not received any written notice of default or violation, nor is Sellers in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any Governmental Authority, court or arbitration tribunal. Sellers have not been charged with, nor, to the knowledge of Sellers, is under investigation with respect to any violation of any applicable law, rule, or regulation.

     4.11 EMPLOYEE MATTERS.

          (a) Set forth on SECTION 4.11 of the Disclosure Schedule, is a list of all of Sellers' current, both active and non-active employees and salespersons, their names, positions, duration of employment with the Sellers, remuneration and benefit obligations, accrued vacation pay and the amount of severance or notice in lieu thereof provided. Subject to SECTION
     6.2 of this Agreement, the Sellers will have paid the full amounts of salaries, pensions, bonuses, commissions, and other remuneration of any nature, including severance pay and unpaid earned wages of the Sellers' employees and salespersons, up to the Closing Date.

          (b) The Sellers warrant that the Business is not certified to any union, association or council or in any other manner under the BC Labor Relations Code and is not a party to or obligated to bargain a collective agreement relating to the Business. The Sellers warrant that they have no knowledge of any union or association organization drive relating to the Business and that the Business, to its knowledge, is not a potential successor and/or common employer to any other entity, under the BC Labor Relations Code or any applicable labor relations legislation in Canada. There have been no labor strikes, disputes, work stoppages and, to the knowledge of Sellers, no such actions are threatened against Sellers. No union is now certified or has claimed in writing the right to be certified as a collective bargaining agent to represent any employees and there are no organizational activities pending or, to the knowledge of Sellers, threatened relating to any Employees. There are no unfair labor practice claims (or their foreign equivalents) or charges pending or, to the knowledge of Sellers, threatened against Sellers, and Sellers have no knowledge of any complaint or grievance relating to any actual or alleged violation of any law, regulation or order relating to Sellers' employees.

     4.12 EMPLOYEE BENEFIT PLANS.

          (a) Sellers have and maintain those specific employee welfare benefit plans, including, but not limited to, medical, dental, retirement, dependent care, disability, life insurance and other similar or related plans as set forth in SECTION 4.12 of the Disclosure Schedule.

          (b) Sellers do not have any liability with respect to any employee benefit plan that has been terminated or was provided by any other employer or ERISA Affiliate or predecessor thereof.

     4.13 TAX MATTERS.

          (a) Sellers have filed, and will file, on a timely basis, all Tax Returns required to be filed by Sellers (including any consolidated or combined return required to be filed by them or any affiliated person or entity) accurately reflecting all Taxes owing to the United States, Canada or any other government or any government subdivision, state, local, or foreign or any other taxing authority, and have paid in full or made adequate provision (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax income) for the payment of all Taxes for which Sellers have or may have liability. All such Tax Returns are true, correct and complete in all material respects. Sellers do not have knowledge of any unassessed Tax deficiency proposed or threatened against Sellers as a result of the operation of the Business. There are no Liens on the Assets as a result of any Tax liabilities except for Taxes not yet due and payable. There are, and after the date of this Agreement will be, no Tax deficiencies of any kind assessed against or relating to Sellers with respect to any taxable period ending on or before the Closing Date.

          (b) Sellers have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld and paid over to the proper governmental authorities, all amounts required to be so withheld and paid over under applicable laws.

          (c) Sellers are not a party to any action, audit or proceeding by any governmental or taxing authority for the assessment or collection of Taxes, nor to Sellers' knowledge has any such event been asserted or threatened. Sellers are not subject to any accumulated earnings penalties.

          (d) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of Sellers for any period.

          (e) Sellers are each registrants for purposes of Part IX of the Excise Tax Act (Canada), and their registration numbers are:

          (i)     Parent                 #884204322

          (ii)    Curaflo Technologies   #864976410

          (iii)   Curalease              #891334716

          (iv)    Curaflo Canada         #861271583

          (v)     Old BC                 #860182294

          (f) No Seller disposing of any Asset that is taxable Canadian property as defined in the Income Tax Act (Canada) is a non-resident of Canada for purposes of the Income Tax Act (Canada).

          (g) The Sellers represent that for the purposes of the Excise Tax Act (Canada) that the Assets constitute a business or part of a business and represent all or substantially all of the property that can reasonably be regarded as being necessary for the Purchaser to be capable of carrying on the Business or part of the Business as a business.

     4.14 TITLE TO AND CONDITION, LOCATION AND SUFFICIENCY OF ASSETS. Sellers own and have good, valid and marketable title to all of the Assets, free and clear of all Liens except Permitted Liens and such other Liens as shall be released in connection with the Closing, all of which Liens are set forth on SECTION 4.14 of the Disclosure Schedule. All of the Assets are located on the Leased Real Properties except as set forth in SECTION
4.14 of the Disclosure Schedule. Except for Excluded Assets and certain equipment and other assets to be made available to Purchasers pursuant to the Shared Services Agreement described below, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner as historically operated by Sellers. All tangible Assets are (a) except for equipment, if any, out for repair, in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (b) are usable in the regular and ordinary course of the Business and
(c) conform to all applicable law. No Person other than Sellers owns any equipment, computer hardware, machinery, vehicles or other tangible personal property situated on the premises of Sellers that are used in the operation of the Business, except for such Assets that are leased by Sellers or an Excluded Asset.

     4.15 REAL PROPERTY.

     (a) SECTION 4.15 of the Disclosure Schedule sets forth the street address of Sellers' facility located in Vancouver, British Columbia (the "Facility"), and each other parcel of real estate leased by Sellers and related to or used in the Business. SECTION 4.15 of the Disclosure Schedule also shows the portion of the Facility utilized by Sellers in connection with the Business (the "Leased Real Properties"). Sellers own no real property used in the Business.

     (b) Sellers have a valid leasehold interest in the Leased Real Properties, free and clear of any Liens other than Permitted Liens. There are no written leases setting forth any of the terms and conditions of Sellers' leaseholds in the Leased Real Properties. Each such lease is legal, valid, binding and enforceable in accordance with its respective terms with respect to Sellers and, to the knowledge of Sellers, each other party thereto. There are no existing defaults or breaches of Sellers under any such lease (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of Sellers, there are no such defaults (or events or conditions which, with any notice or lapse of time or both, would constitute a default or breach) with respect to any other party to any such lease.

     (c) To the best knowledge of Sellers, no portion of the Leased Real Properties, or any of the plants, buildings, structures and other improvements located thereon, violate any applicable law. None of the plants, buildings, structures and other improvements located on the Leased Real Properties encroaches upon real property of another Person, and no plants, buildings, structures and other improvements of any other Person encroaches upon any portion of the Leased Real Properties.

     (d) Except as set forth on SECTION 4.15 of the Disclosure Schedule, there are no leases, subleases or licenses granting to any third party the right of use or occupancy of any portion of any of the Leased Real Properties.

     (e) The plants, buildings and structures located on the Leased Real Properties currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities. Such plants, buildings and structures are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are structurally sound and are adequate and suitable for the purposes for which they are presently being used. The Leased Real Properties are in the same condition as used by Sellers to conduct the Business as historically conducted by them without any known or, to Sellers' best knowledge, latent defect. There are no condemnation or appropriation or similar proceedings pending or, to the knowledge of Sellers, threatened against any of the Leased Real Properties.

     4.16 INTELLECTUAL PROPERTY; PREDECESSORS; TRADE NAMES. SECTION 4.16 of the Disclosure Schedule lists all of the Intellectual Property owned or used by Sellers in the Business. SECTION 4.16 of the Disclosure Schedule sets forth all trade names used by any Sellers, the names and trade names of all predecessors to any Seller or other Persons from whom any Seller purchased or acquired any part of the Business. To Sellers' knowledge, no other Person is currently infringing upon any of the Intellectual Property owned or used by Sellers. Except as set forth in SECTION 4.16 of the Disclosure Schedule, Sellers are entitled to use all Intellectual Property as it currently uses, without objection by or payment or other obligation to a third party, and Sellers have not granted to any third party any right, title or interest in or to any such Intellectual Property. No Employee has any rights in the Intellectual Property owned or used by Sellers. The processes and methods employed, the services provided, the business conducted, and products sold by Sellers do not infringe and have not infringed the Intellectual Property of any third party, including without limitation those third parties listed on SECTION 4.16 of the Disclosure Schedule. The Intellectual Property owned or used by Sellers comprises all the intellectual property necessary to conduct the Business as it is currently conducted. Any contractual rights or obligations once existing between InterTechno AG, Steinacherstrasse 101, CH--8804 ("LSE"), on the one hand, and/or any of the Sellers, their respective Affiliates or transferors to Sellers of a business or substantially all assets used in a business, on the other hand, have terminated and do not constitute the legal, valid and binding obligation of any party. Neither LSE nor any of its Affiliates have any rights in the Intellectual Property owned or used by Sellers, or any of the other Assets transferred pursuant to the Asset Purchase Agreement or otherwise necessary to operate the Business.

     4.17 ENVIRONMENTAL MATTERS.

          (a) None of Sellers has ever generated, used, handled, treated, managed, stored or disposed of any Hazardous Materials, except in compliance with all applicable Environmental Laws. Likewise Sellers have neither treated nor stored hazardous waste (as defined in the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901-6992) nor disposed of Hazardous Materials in any location. Sellers' historical and present operations were and are in compliance with all applicable Environmental Laws. There are no conditions or occurrences on any Leased Real Properties or arising or resulting from Sellers' historical or present operations that would reasonably be expected to lead to any demands or claims or notices of noncompliance or violation against either Sellers relating to an Environmental Law.

          (b) There are not now nor have there been any storage tanks (whether underground or above ground) located at any of the Leased Real Properties.

          (c) (i) Sellers have not sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer, or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material in an amount or concentration that would reasonably be expected to give rise to any liability under Environmental Law to or at a site that, to Sellers' knowledge, is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed or proposed for placement on the "National Priorities List", the "CERCLIS" list, a brownfield list, or any similar local, state, or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take "removal", "remedial", "corrective," or any other "response" action pursuant to any Environmental Law, or to pay for the costs of any such action at the site;
     (ii) Sellers are not involved in and do not have knowledge of any actual or threatened suit or proceeding and have not received any notice, request for information or other communication from any Governmental Authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and have not received notice of any claims from any Person relating to property damage or to personal injuries from exposure to any Hazardous Material; and (iii) Sellers have timely submitted all data, documentation, records and reports required to be submitted, acquired all necessary certificates, approvals and Permits (all of which remain in full force and effect), and generated and maintained all required data, documentation, records and reports pursuant to all Environmental Laws, in all such instances.

          (d) Neither Sellers nor, to Sellers' knowledge, any other Person has ever discharged, emitted, placed, buried, spilled, released, poured, injected, dumped or disposed of any Hazardous Material in an amount or concentration or at a location that would reasonably be expected to give rise to any liability pursuant to Environmental Laws on, beneath or from any of Leased Real Properties.

          (e) There have not been any audit, assessment, remedial or other environmental reports prepared by or for Sellers in the last ten (10) years. Complete and accurate copies of all certificates, approvals, and Permits obtained by Sellers pursuant to Environmental Laws have been delivered to Purchasers.

     4.18 PERMITS. SECTION 4.18 of the Disclosure Schedule contains an accurate and complete list of all Permits that are necessary or required to conduct the Business and also designates those Permits that are transferable to Purchasers. All such Permits have been legally obtained and maintained by Sellers and are in full force and effect and, to the extent transferable, are transferable to Purchasers at no or nominal cost. No proceeding is pending to revoke or limit any of the Permits or otherwise impose any conditions or obligations on the possession or transfer of any of them, and no state of facts or event exists that could form the basis for any revocation or limitation of Purchasers' use of the Permits.

     4.19 INVENTORY. The Inventory of Sellers consists only of items of a quality and quantity usable and saleable in the ordinary course of business, consistent with past practice, and does not include any item of inventory previously written off by Sellers. Items of below-standard quality and items not previously readily saleable in the ordinary course of business have been written down to estimated net realizable market values. The value at which the inventory is carried on Sellers' books reflects the lower of cost (on a FIFO basis) or estimated net realizable market value, and is based on quantities determined by physical count.

     4.20 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE.

          (a) Sellers will deliver to Purchasers an aging schedule as of a date not more than ten (10) days prior to the date of this Agreement, which is true, correct and complete, of the accounts receivable, both trade and non-trade, of Sellers as of that date. The accounts receivable as reflected on the books of Seller as of the Closing Date will be fully collectible in the ordinary course of business within ninety (90) days after the Closing Date, without resort to legal proceedings. All of such accounts receivable will represent valid claims that have arisen in the ordinary course of business.

          (b) All accounts payable of Sellers as of the Closing Date will be (i) reflected on the Closing Balance Sheet and (ii) are not past due or otherwise delinquent and (iii) arise from completed bona fide transactions in the ordinary course of business.

     4.21 CUSTOMERS; LICENSEES AND SUPPLIERS. Set forth on SECTION 4.21 of the Disclosure Schedule, Sellers have listed the customers and licensees accounting for the fifty (50) highest in gross revenue volume in the twenty-four (24) months prior to the date hereof and the suppliers accounting for the twenty-five
(25) highest gross purchases for the same period. In the past year, no supplier has terminated, decreased, or delayed, or threatened to terminate, decrease, or delay, its performance of services for or delivery of supplies to Sellers. Except as set forth on SECTION 4.21 of the Disclosure Schedule, in the past year, no licensee has terminated, decreased, or delayed, or threatened to terminate, decrease, or delay, its obligations under any license from Sellers. Sellers are not aware of any supplier that has or has threatened to increase prices in an amount greater than is usual and customary for such suppliers. There are no sole source suppliers of goods, equipment or services used by Sellers, (other than public utilities and epoxy) with respect to which practical alternative sources of supply are unavailable. SECTION 4.21 of the Disclosure Schedule lists those currently ongoing customer transactions or Bid Projects (as defined below) where bonds have been secured or requested to be secured (the "Bonded Projects"). Except for the Bonded Projects and projects similar in nature to the Bonded Projects, Sellers are not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers. Sellers are not aware of any supplier or licensee of the Business that will not continue to do business the Purchasers after the Closing Date on substantially the same terms as with the Sellers.

     4.22 BID PROJECTS. SECTION 4.22 of the Disclosure Schedule sets forth the potential customer transactions for which Sellers or Pacific Northwest have submitted an active bid or proposal (each, a "Bid Project," and collectively, the "Bid Projects"), including the date of the proposal or bid, estimated transaction amount, and estimated performance date(s). None of the Bid Projects are expected to result in a loss to Seller, and, except as noted on SECTION 4.22 of the Disclosure Schedule, are expected to achieve Sellers' standard margins. Except as set forth on SECTION 1.8(G) of the Disclosure Schedule, no bid Project has been accepted or otherwise reduced to Contract.

     4.23 WARRANTY POLICIES. SECTION 4.23 of the Disclosure Schedule sets forth the Sellers' warranties and customer services policies, any existing warranty claims or recurring warranty problems, and customer complaints. Sellers have fully performed and completed all work in respect of any warranty claims made upon any Seller or any predecessor to any Seller. Sellers do not have any outstanding contracts or proposals that depart from the warranty and customer services policies disclosed in the Disclosure Schedule.

     4.24 INSIDER RELATIONSHIPS. Except as set forth in SECTION 4.24 of the Disclosure Schedule, no member, manager, officer, or Employee of Sellers nor any relative of any of them or any Affiliate of Sellers (i) owns, directly or indirectly, any interest in, or is an employee or agent of, any entity that is a competitor, lessor, lessee, customer, or supplier of Sellers and that is not a publicly-traded company, (ii) is a party to any Contract with Sellers; (iii) is related by blood or marriage to any other Employee of Sellers.

     4.25 INVESTOR REPRESENTATIONS.

          (a) Sellers, in the aggregate, and each of the Principals (being such individuals being so designated as such on the signature page hereto are hereafter referred to as the "Principals") is an "Accredited Investor" within the meaning of Rule 501 of Regulation D promulgated pursuant to
     Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). Sellers, in the aggregate, and each of the Principals are also "Accredited Investors" within the meaning of Sections 1.1(l), 1.1(m) and/or 1.1(t) of Multilateral Instrument 45-103 (Canada) ("MI 45-103"). The shares of Cohesant Stock received by any Seller pursuant to this Agreement will be acquired for such Seller's own account and not with a view to or in connection with the sale or distribution of any part thereof.

          (b) By reason of such their business or financial experience, each of Sellers and the Principals is capable of evaluating the merits and risks of its acquisition of the Cohesant Stock, and has the capacity to protect its own interests in connection with such acquisition.

          (c) Each of Sellers and the Principals have had an opportunity to discuss the Purchasers' business, management and financial affairs with directors, officers and management of the Purchasers and has had the opportunity to review the Purchasers' publicly filed documents, filed pursuant to the Securities Act or the Securities Exchange Act of 1934, or amended (the "Exchange Act"). Sellers and the Principals have also had the opportunity to ask questions of and receive answers from the Purchasers and their management regarding the terms and conditions of the acquisition of the Cohesant Stock.

          (d) Each of Sellers and the Principals understands, and has been advised a reasonable time prior to the execution of this Agreement, that the shares of Cohesant Stock received by any Seller pursuant to this Agreement will not be registered under the Securities Act, Purchasers will not be registered as dealers under applicable Canadian securities law, and neither a prospectus nor an offering memorandum will be delivered under applicable Canadian securities law, on the ground that the issuance of Cohesant Stock provided for in this Agreement is exempt from the registration, prospectus, and offering memorandum requirements of the Securities Act and applicable Canadian securities law, and that the reliance of Purchasers on such exemption is predicated in part on representations set forth in this Agreement. The certificates representing the shares of Cohesant Stock issued to any Seller pursuant to this Agreement will bear an appropriate legend reflecting such exempt issuance without registration. Each of Sellers and the Principals understands that the shares of Cohesant Stock received by any Seller pursuant to this Agreement are restricted securities within the meaning of Rule 144 under the Securities Act.

     4.26 BROKERS AND FINDERS. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken or commitment made by Sellers, or any Affiliates.

     4.27 INSURANCE. In the past five (5) years, Sellers (i) maintained such insurance policies in full force and effect in amounts and subject to terms and conditions that, in every case, are reasonable given Sellers' business and location and (ii) has not received notice from any insurer threatening to cancel any insurance coverage or requiring any changes or corrective work which has not been satisfied. Set forth in the SECTION 4.27 of the Disclosure Schedule is a list of all insurance policies of Sellers for the past five (5) years and any and all claims made thereon and the status of such claims.

     4.28 TRANSACTIONS IN COHESANT STOCK. Neither the Sellers, nor any of their officers, directors or Affiliates has made a transaction in the securities of Cohesant since December, 2004.

     4.29 WEST COAST PURCHASE. Pursuant to the terms of an Agreement of Purchase and Sale dated as of April 1, 2005 (the "West Coast Purchase Agreement") by and between Parent and West Coast Pipe Restoration Ltd., a British Columbia company ("West Coast"), Parent acquired all of the "Business Assets" (as that term is used in the West Coast Purchase Agreement) free and clear of all Liens, except for those Liens existing in favor of Spencer Torpy and/or his Affiliates (collectively, "Torpy"). Such "Business Assets," except for certain equipment and other assets to be made available to Purchasers pursuant to the Shared Services Agreement described below, constitute all of the assets, tangible and intangible, of any nature whatsoever necessary to operate the business conducted by West Coast in the manner as historically conducted by it. All required PST, GST, and other applicable transfer taxes have been paid, or will be paid during the period within which such taxes must be paid in accordance with applicable law, with respect to such transfer of the Business Assets to Parent pursuant to the West Coast Purchase Agreement. Each of the parties to the West Coast Purchase Agreement had the requisite corporate power to execute, deliver and perform its obligations under the West Coast Purchase Agreement and the Transaction Agreements to which it is a party. The execution, delivery and performance of the West Coast Purchase Agreement and any other instruments of transfer or documents necessary to effect the conveyance, assignment and/or assumption of the Business Assets or the other transactions contemplated in the West Coast Purchase Agreement (the "West Coast Transaction Documents") have been duly authorized by all requisite corporate action on the part of each of the parties to the West Coast Purchase Agreement. The West Coast Purchase Agreement and the West Coast Transaction Agreements constitute the legal, valid and binding obligations of each of the parties thereto, enforceable against each of such parties in accordance with their respective terms. West Coast has no right, title, or interest in any of the Assets transferred pursuant to the Asset Purchase Agreement or otherwise necessary to operate the Business.

     4.30 XPERT PURCHASE. Pursuant to the terms of an Agreement of Purchase and Sale dated as of April 1, 2005 (the "XPert Purchase Agreement") by and between Old BC and XPert Mechanical and J.K. Lillie Ltd., a British Columbia company ("XPert", Old BC acquired all of the "Interests" (as that term is used in the XPert Purchase Agreement) and all other assets required to operate XPert's re-piping business operations (collectively, the "XPert Assets") free and clear of all Liens, except for those Liens existing in favor of Torpy. Except for certain equipment and other assets made available to Purchasers pursuant to the Shared Services Agreement described below, such XPert Assets constitute all of the assets, tangible and intangible, of any nature whatsoever necessary to operate the re-piping business operations conducted by XPert in the manner as historically conducted by it. All required PST, GST, and other applicable transfer taxes have been paid, or will be paid during the period within which such taxes must be paid in accordance with applicable law, with respect to such transfer of the XPert Assets to XPert pursuant to the XPert Purchase Agreement. Each of the parties to the XPert Purchase Agreement had the requisite corporate power to execute, deliver and perform its obligations under the XPert Purchase Agreement and the Transaction Agreements to which it is a party. The execution, delivery and performance of the XPert Purchase Agreement and any other instruments of transfer or documents necessary to effect the conveyance, assignment and/or assumption of Business Assets or the other transactions contemplated in the XPert Purchase Agreement (the "Xpert Transaction Documents") have been duly authorized by all requisite corporate action on the part of each of the parties to the XPert Purchase Agreement. The XPert Purchase Agreement and the XPert Transaction Agreements constitute the legal, valid and binding obligations of each of the parties thereto, enforceable against each of such parties in accordance with their respective terms. XPert has no right, title or interest in any of the Assets transferred pursuant to the Asset Purchase Agreement or otherwise necessary to operate the Business.

     4.31 DISCLOSURE. No representation or warranty made by Sellers in this Agreement or any Transaction Agreements contains any untrue statement of a material fact or omits to state a fact required to be stated herein or necessary to make the statements and facts contained herein, in light of the circumstances under which they are made, not false or misleading.

                                   ARTICLE V
                   REPRESENTATIONS AND COVENANTS OF PURCHASERS

     Purchasers represent and warrant to Sellers that each of the following statements is true and correct as of the date hereof and as of the Closing Date:

     5.1 ORGANIZATION; QUALIFICATION. CIPAR Canada is a Canadian federal company, New BC is a British Columbia corporation and CIPAR USA is a Delaware limited liability company duly formed under the laws of Canada, British Columbia and the State of Delaware, respectively, and each is validly existing and in good standing under the laws of Canada, British Columbia and the State of Delaware, respectively, are duly qualified and have all requisite power and authority to own, lease and operate their assets and to carry on their businesses as presently conducted.

     The following Purchasers are registrants for purposes of Part IX of the Excise Tax Act (Canada), and their registration numbers are:

     (i)    CIPAR Canada:   # 834182545
     (ii)   New BC          # 834574345

     5.2 CORPORATE AUTHORITY; VALIDITY OF AGREEMENT; NECESSARY ACTION. Purchasers have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the Closing Date, the execution, delivery and performance by Purchasers of this Agreement and the consummation by Purchasers of the transactions contemplated hereby will have been duly and validly authorized, and no other action or proceedings on the part of Purchasers will be necessary to authorize the execution and delivery by Purchasers of this Agreement and the consummation by Purchasers of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchasers, and, assuming this Agreement constitutes valid and binding obligations of Sellers, constitutes a valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms.

     5.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) The execution, delivery, and performance of the Transaction Agreements by Purchasers, and Purchasers' compliance with the terms thereof, do not and will not: (i) conflict with any provision of the organizational documents of Purchasers; or (ii) violate any statute, law, rule, regulation, judgment, order, writ, injunction or decree of any Governmental Authority.

          (b) No consent, approval, order, or authorization of or registration, declaration, or filing with any Governmental Authority or any other Person is required by or with respect to Purchasers in connection with the execution and delivery of the Transaction Agreements by Purchasers and the consummation of the transactions contemplated thereby.

     5.4 AUTHORIZATION OF COHESANT STOCK. The Cohesant Stock has been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will be free and clear of all Liens imposed by or through Purchasers, other than restrictions on transfer imposed under applicable state and federal securities laws.

     5.5 LITIGATION. There are no proceedings or governmental investigations pending or, to the knowledge of Purchasers, threatened against Purchasers or respective Affiliates that could reasonably be expected to impair Purchasers' ability to perform their obligations under this Agreement.

     5.6 BROKERS AND FINDERS. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken or commitment made by Purchasers or any of their Principals or respective Affiliates.

     5.7 COHESANT STOCK.

     (a) The restrictions on the transferability of the shares of Cohesant Stock shall cease and terminate when such shares of Cohesant Stock, shall have been registered under the Securities Act and are proposed to be sold or otherwise disposed of in accordance with an intended method of disposition set forth in the registration statement covering such Cohesant Stock, or when such shares of Cohesant Stock are transferable in accordance with the provisions of Rule 144 promulgated under the Securities Act ("Rule 144") and applicable Canadian securities law. Whenever the restrictions on transfer shall terminate as hereinabove provided with respect to any of the shares of Cohesant Stock, the holder of any such shares of Cohesant Stock bearing the Restrictive Legend as to which such conditions shall have terminated (the "Released Stock") shall be entitled to receive from Cohesant, without expense (except for the payment of any applicable transfer tax) and as expeditiously as possible, new stock certificates for the Released Stock not bearing such Restrictive Legend. In addition, whenever shares of Cohesant Stock are transferable pursuant to paragraph (k) of Rule 144 to a person or entity who is not an "affiliate" (as that term is defined in Rule 144) of Cohesant at the time of the transfer or during the preceding three (3) months, Cohesant shall, upon the written request of the transferor of any such shares of Cohesant Stock being transferred, without expense (except for the payment of any applicable transfer tax) and as expeditiously as possible, submit irrevocable instructions to its transfer agent authorizing the transfer to be recorded on the books and records of Cohesant.

     (b) In the event of any proposed transfer of any shares of Cohesant Stock permitted under Rule 144 during the two (2) year period referenced in paragraph
(k) of Rule 144, Cohesant agrees to, at its expense, cause its U.S. corporate and securities counsel to issue all required opinions that may be required to effect the transfer of the Cohesant Stock; provided that such proposed transfer is not subject to Canadian securities laws. Cohesant agrees that it shall use all reasonable best efforts to cause such opinion of counsel to be transmitted to Cohesant's transfer agent within 48 hours of receipt of a request by the holder of such Cohesant Stock, provided that all required certifications or representations required to effect such transfer have been provided with such request.

     (c) The Cohesant Stock is subject to restrictions on resale in Canada until such time as: (i) Cohesant has been a reporting issuer in a jurisdiction in Canada for at least 4 months; (ii) the trade is made in reliance on an available statutory exemption; or (ii) an appropriate discretionary order is obtained from the applicable securities regulator pursuant to applicable securities laws. Since Cohesant is not a reporting issuer in any jurisdiction in Canada, the applicable hold period in Canada may never expire, and if no further statutory exemption is available and if no discretionary order is obtained, this could result in Seller having to hold the Cohesant Stock for an indefinite period of time. Cohesant does not intend to file a prospectus or otherwise become a "reporting issuer" pursuant to applicable Canadian securities laws and accordingly it is not intended that the Cohesant Stock will become freely tradable in Canada.

     (d) Notwithstanding the restrictions on transfers specified in this SECTION 5.7, Sellers may transfer the shares of Cohesant Stock to Permitted Transferees, provided such Premitted Transferees remain subject to the restrictions contained in this SECTION 5.7. "Permitted Transferees" mean: (i) the current shareholders, partners or members of the Sellers (the "Equity

Holders"); (ii) the spouses of such Equity Holders; or (iii) a trust, family partnership, or family limited liability company the sole beneficiaries of which are the Equity Holders, their spouses, or any lineal descendant (including adoptees) of the Equity Holders.

                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

     6.1 COOPERATION WITH AUDIT. The parties recognize that Cohesant is required to file with the Securities and Exchange Commission audited consolidated financial statements of Sellers for the two year period ended November 30, 2004, and unaudited financial statements for the six month periods ended May 31, 2004 and 2005 within seventy one (71) days of the Closing Date. Such statements shall be prepared by Cohesant's independent accountants at Cohesant's expense. Sellers will cooperate fully, at their own expense except for out of pocket expenses for travel, with Purchasers, Cohesant and Cohesant's independent accountants in connection with the preparation of such audited and unaudited financial statements, recognizing that time is of the essence.

     6.2 EMPLOYEES.

          (a) Prior to the Closing, Sellers will notify their Employees that a sale of their assets is being consummated, that such Employees will no longer be employed by Sellers, and that each such Employees' prior length of service with Sellers will be recognized for the purposes of vacation, statutory holiday entitlement, insurance eligibility, and any termination pay under the B.C. Employment Standards Act, but not for common law severance or any other purpose (the "Employee Notice").

          (b) Following or in conjunction with delivery of the Employee Notice, Purchasers will offer employment to all current Employees of Sellers relating to the Business on substantially similar terms with substantially similar benefits, with such terms to include an offer to recognize each such Employee's prior length of service with Sellers for the sole purposes of vacation, statutory holiday entitlement, insurance eligibility, and any termination pay under the B.C. Employment Standards Act.

          (c) Notwithstanding the foregoing, Sellers shall be liable for any severance payments due any Employee who does not become an employee of Purchaser. Additionally, if the employment of any Employee who becomes an employee of Purchasers is terminated within 12 months of the Effective Time, Sellers will reimburse Purchasers for any severance payments made by Purchasers, but only as it may relate to such Employee's employment with Seller prior to the Effective Time. For example, if an Employee is terminated within 12 months of the Effective Time and becomes entitled to six weeks' worth severance pay, but five weeks of such severance pay is based on such Employee's service with Sellers prior to the Effective Time, Sellers' reimbursement obligation hereunder shall only be for five of the six weeks' worth of severance.

     6.3 POST CLOSING ACCESS. Sellers and Purchasers each shall grant to the other or authorized representatives access without charge to its records (to the extent related, pre-closing, to the Assets or the Business) for such reasonable purposes and at such reasonable times as may be required from time to time for a period of five (5) years after the Closing Date.

     6.4 DISCLOSURE OF CONFIDENTIAL INFORMATION. Except as may be required law or necessary in connection with any dealings with any public agency or authority, from and after the Closing Date, Sellers will not disseminate, divulge, discuss, copy, or otherwise use or suffer to be used in competition with or in any way harmful to the interests of Purchasers any information (written or oral), documents, lists, or other data of or respecting any aspect of the Assets or the Business, it being agreed that such information constitutes trade secrets acquired by Purchasers.

     6.5 NAME CHANGE. As soon as reasonably practical after the Closing Date, but in no event greater than 5 days thereafter, Sellers will change the names of each of Sellers to a name that does not contain "Curaflo" or any derivative thereof.

     6.6 SHARED SERVICES. Sellers and the Principals shall cause all parties (excluding Purchasers) to that certain Shared Services Agreement substantially in the form as attached as EXHIBIT F hereto to fully and completely perform their obligations thereunder, including but not limited to, the sharing or separation of certain services and license for use of the Leased Real Properties after the Effective Time used in the Business.

     6.7 LEASED REAL PROPERTIES. Upon Purchasers' request and pursuant to the terms of the Shared Services Agreement, Sellers and the Principals shall cause all necessary parties (excluding Purchasers) to negotiate in good faith and enter into a mutually-acceptable lease for the Leased Real Properties.

     6.8 ADDITIONAL INTELLECTUAL PROPERTY. Purchasers may, if Sellers do not do so, execute in Sellers' name and on their behalf all such documents and instruments necessary or reasonably required in Purchasers' judgment to assign the Trade Marks, trade names, domain names and copyrights; and Sellers' hereby irrevocably nominate, constitute and appoint the person serving from time to time as the Secretaries of Purchasers to be their attorney-in-fact so to do, and Sellers hereby allow, ratify and confirm all actions taken in pursuance of the authority herein conferred upon the Secretaries of Purchasers by the granting of this power of attorney. Any recipient including the Trade Marks Office, Copyright Office, Patent Office and any internet domain name granting authority may accept this Agreement or a notarized copy thereof as executed by Sellers as evidence of such power of attorney.

     6.9 PUBLICITY. Sellers acknowledge that Purchasers will make certain public disclosures about the Transactions, including, but not limited to, making certain filings with the SEC, including filing a copy of this Agreement and some or all of the Transaction Documents.

     6.10 WARRANTY CLAIMS. If after the Effective Time, there are warranty or other claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any products sold or services performed by any of Sellers (or any Person from whom Sellers acquired a business or substantially all of the assets in a business) prior to the Effective Time (a "Warranty Claim"), Sellers will be given seven (7) days to complete, at their expense, such remedial actions as may be necessary to cure the defect or otherwise resolve the Warranty Claim to the customer's satisfaction. If such Warranty Claim is not resolved in a manner satisfactory to the customer within such seven (7) day period, Sellers agree that Purchasers may, at their sole option, take such remedial actions in respect of such Warranty Claim as Purchasers reasonably deem appropriate and Sellers shall reimburse Purchasers for all costs thereof. Following the seven (7) day period referenced above, Purchasers may, at their sole option, require Sellers to honor any Warranty Claims and to remediate the same, all at Sellers' sole expense.

     6.11 TORPY TRANSACTION. Pursuant to the terms of a Consulting and Non-Competition Agreement dated as of December 20, 2004 as modified by an Amendment to Settlement Agreement dated as of May, 2005, by and among certain of the Sellers, certain of the Principals, Torpy, and their respective Affiliates (collectively, the "Consulting Agreement"), Sellers shall in conjunction with the Closing: (a) pay to Torpy, out of proceeds from the Cash Portion or otherwise, all amounts necessary or required to terminate and completely discharge all obligations Sellers, the Principals, and/or their Affiliates under the terms of the Consulting Agreement (the "Torpy Payment"); (b) secure and file documentation required to release and terminate all Liens placed on the Assets by Torpy; and (c) deliver to Sellers written confirmation from Torpy that the non-competition, non-solicitation, and confidentiality provisions contained in
Section 2 of the Consulting Agreement remain in effect throughout the "Term" (as defined in the Consulting Agreement) notwithstanding payment of the Torpy Payment and the termination of all other rights and obligations under Consulting Agreement and run in favor of Purchasers as of the Effective Time.

                                  ARTICLE VII
                            NON-COMPETITION AGREEMENT

     7.1 COVENANT NOT TO COMPETE. Except as contemplated by the Transaction Agreements, for a period of five (5) years from and after the Closing Date (but as to clause (iv) at any time after the Closing Date), in any state in the United States or any province in Canada, Sellers shall not, directly or indirectly, whether as an individual on Sellers' account, or as a member, shareholder, partner, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm or organization or otherwise, directly or indirectly:

          (i) engage in, carry on or have any interest in a business that performs (i) Relining and Repining Services; (ii) development, marketing and licensing of Relining and Repiping Services and processes for Relining and Repiping Services and (iii) leasing or sale of products and services for use in Relining and Repiping;

          (ii) enter into, engage in, or be employed by or consult with any Person that competes with Purchasers, Sellers, or any of their Affiliates on matters in any way similar or related to the Business as carried on by Sellers, the Principals, or any of their Affiliates on the date of this Agreement;

          (iii) employ, assist in employing, or otherwise associate in business with any present, former, or future Employee of Purchasers or Sellers, or any of their Affiliates; or

          (iv) induce any person who is a present or future employee, officer, agent, affiliate, customer, or supplier of Purchasers, Sellers or any of their Affiliates, to terminate their relationship with or refuse to do business with Purchasers or any of their Affiliates, as the case may be, on as favorable terms as previously done with Purchasers, Sellers, Principals, or any of their Affiliates, as the case may be.

     The parties acknowledge and agree that the restrictions contained in this
SECTION 7.1 do not restrict, and will not be construed to restrict, Sellers' current involvement and/or business relationship with XPert, but only to the extent such involvement or business relationship relates to the business conducted by XPert as of the date hereof.

     7.2 REASONABLE RESTRICTION. Sellers acknowledge that the length of time and geographic restriction pertaining to all prohibitions in SECTION 7.1 both are reasonable and necessary for the legitimate protection of Purchasers' business and interests.

     7.3 REMEDIES AND ENFORCEMENT.

          (a) Sellers expressly agree and understand that the remedy at law for any breach by Sellers of SECTION 7.1 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Sellers' violation of SECTION 7.1, Purchasers will be entitled, among other remedies, to immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in SECTION 7.1 will be deemed to limit Purchasers' remedies at law or in equity for any breach by Sellers of any of the provisions of this Agreement which may be pursued or availed of by Purchasers.

          (b) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in SECTION 7.1 is unreasonable, arbitrary, or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary, and not against public policy may be enforced. Sellers acknowledge that the provisions of this Article VII have been inserted for the sole benefit of Purchasers and that Purchasers shall have the right, in their sole discretion, to waive in whole or in part or otherwise reduce the scope of any covenant set forth in this Article VII or any portion thereof without the Sellers' consent effective upon Purchasers giving notice to that effect to Sellers and Sellers hereby consent to any such amendment.

          (c) In the event Sellers violate any specified time period in SECTION
     7.1 during which Sellers are prohibited from taking certain actions or engaging in certain activities, then such violation will toll the running of such time period from the date of such violation until such violation ceases.

                                  ARTICLE VIII
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     8.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements made by Sellers in or pursuant to this Agreement or any of the other Transaction

Agreements shall survive the Closing for a period of two (2) years, except that the representations and warranties contained in: (a) SECTION 4.13 (Taxes),
SECTION 4.12 (Employee Benefit Matters) shall survive until the expiration of the applicable statute of limitations and an additional sixty (60) days; (b)
SECTION 4.17 (Environmental) shall survive until the expiration of the applicable statute of limitations; (c) SECTION 4.16 (Intellectual Property) shall survive the Closing for a period of five (5) years; and (d) SECTION 4.2 (Authority), SECTION 4.14 (Title), SECTION 4.25, (Investor Representations), and
SECTION 4.26 (Brokers and Finders) shall survive indefinitely. All claims made by virtue of such representations, warranties, covenants and agreements shall be made exclusively under, and subject to the limitations set forth in, this
ARTICLE VIII.

     8.2 SELLERS' AGREEMENT TO INDEMNIFY.

          (a) Subject to the limitations, conditions, and provisions set forth herein, Purchasers shall be entitled, from and after the Effective Time, to indemnification by Sellers, jointly and severally, for all demands, claims, actions, losses, damages, liabilities, costs, and expenses, including interest, penalties, reasonable costs of investigation, and reasonable attorneys' fees, asserted against or incurred by Purchasers or any of their respective shareholders, officers, directors, Affiliates, employees and agents (the "Purchasers' Indemnitees"): (i) resulting from a breach of any representation or warranty of Sellers contained in this Agreement or any of the other Transaction Agreements; (ii) resulting from a breach of any covenant or agreement of Sellers or the Principals contained in this Agreement or any of the other Transaction Agreements (including without limitation those obligations contained in SECTION 1.8 and SECTION 6.2 hereof); (iii) related to Sellers' operation of the Business or any other operations prior to the Effective Time; (iv) resulting from Warranty Claims; (v) with respect to any Excluded Liabilities; (vi) resulting from or arising out of (A) all Liabilities arising from or related to any presence, suspected presence, release, generation, treatment, transport, recycling, storage, or disposal of any Hazardous Material, or arising from arrangements for any of the foregoing by or for Sellers, prior to the Effective Time, or (B) all Liabilities under or, any violation of or, any noncompliance with, any Environmental Law, which liability, violation or noncompliance occurred or existed prior to the Closing Date; (vii) any and all current claims and/or claims arising up to and including the Effective Time under the BC Employment Standards Act, Human Rights Code, Workers' Compensation Act, and/or any other applicable legislation; (viii) subject to Article VI, liability to any employee, past or present, active or inactive of the Business, for wages, severance and/or wrongful dismissal under common law and for Employment Standards Act notice, specifically but not limited to under Section 97 and 88 of the Employment Standards Act arising up to and including the Effective Time; (ix) with respect to any broker, finder, or other Person acting on behalf of Sellers, the Principals or their Affiliates in connection with the transactions herein contemplated; (x) with respect to liabilities for Taxes owed by Sellers or the Principals relating to any period ending on or before the Effective Time; (xi) resulting from any consent not obtained as contemplated by
     SECTION 1.4; and/or (xii) any and all claims that the services provided, the business conducted, and products sold in connection with the Business infringe on the Intellectual Property of any third party (regardless of whether such third parties are listed on SECTION 4.16 of the Disclosure Schedule) (collectively, the "Purchasers' Damages").

          (b) Purchasers' Indemnitees shall have the right to Purchasers' Damages upon written notice delivered by Purchasers to Sellers or the Principals pursuant to this Section 8.2(b) that sets forth, to the extent known to Purchasers, the basis for the claim for indemnification and an estimate of the amount thereof. Except for claims arising under Sections 2.2(b) or 2.3, Purchasers' Indemnities shall first exhaust all Escrowed Assets available under the Escrow Agreement pursuant to its terms before proceeding against the Sellers for recovery of Purchasers' Damages.

     8.3 PURCHASERS' AGREEMENT TO INDEMNIFY.

          (a) Subject to the limitations, conditions, and provisions set forth herein, Sellers shall be entitled, from and after the Effective Time, to indemnification by Purchasers, for all demands, claims, actions, losses, damages, liabilities, costs, and expenses, including interest, penalties, reasonable costs of investigation, and reasonable attorneys' fees, asserted against or incurred by Sellers or any of Sellers' respective Principals, managers, officers, Affiliates, employees and agents (the "Seller Indemnitees"): (i) resulting from a breach of any representation or warranty of Purchasers contained in this Agreement or any of the other Transaction Agreements; (ii) resulting from a breach of any covenant or agreement of Purchasers contained in this Agreement or any of the other Transaction Agreements; (iii) with respect to Assumed Liabilities; and (iv) related to Purchasers' operation of the Business or any other operations after the Effective Time (collectively, the "Seller Damages").

          (b) Seller Indemnitees shall have the right to Seller Damages upon written notice delivered by Seller to Purchasers pursuant to this SECTION 8.3(B) that sets forth, to the extent known to Sellers, the basis of the claim for indemnification and an estimate of the amount thereof.

     8.4 INDEMNIFICATION PROCEDURE.

          (a) Promptly after receipt by a Purchasers' Indemnitee or a Seller Indemnitee (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Purchasers' Damages or Seller Damages (as the case may be), such Indemnified Party will notify Purchasers or Sellers, as the case may be (the "Indemnifying Party"), promptly following the Indemnified Party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure or notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter assuming full responsibility for any Purchasers' Damages or Seller Damages (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If, however, the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in each case within such ten-day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

          (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to this Section or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

          (c) In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the applicable survival period for such representation or warranty under SECTION 8.1. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article, or the amount thereof, the claim specified by the

     Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnifying Party and the Indemnified Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

     8.5 THRESHOLD FOR INDEMNIFICATION. Notwithstanding any thing to the contrary set forth herein, the Purchasers' Indemnitee shall not make a claim against Sellers for indemnification pursuant to SECTION 8.2 for Purchasers' Damages unless and until the aggregate amount of such Purchasers' Damages exceeds Twenty-Five Thousand Dollars ($25,000), in which event the Purchasers' Indemnitee may claim indemnification for all such Purchasers' Damages, including the initial $25,000; provided, however, that the foregoing limitation shall not apply to any matters referred to in clauses (a)(ii), (iv), (vi) and (vii) of
SECTION 8.2.

     8.6 INVESTIGATIONS. The respective representations and warranties of the parties contained in this Agreement or in any certificate or other document delivered by any party prior to the Closing and the rights to indemnification set forth in this Article VIII will not be deemed waived or otherwise affected by any investigation made by a party to this Agreement.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

     9.1 EXPENSES. Purchasers, on the one hand, and Sellers will bear their own respective expenses, including counsel and accountants' fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

     9.2 FURTHER ASSURANCES. Each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     9.3 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement signed by Sellers, the Principals and Purchasers.

     9.4 WAIVERS. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

     9.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given the day when delivered by hand or confirmation of facsimile transmission is received, three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or one (1) business day after having been dispatched by a nationally recognized overnight courier service, in every case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to Sellers, to:

          c/o 4279 Investments Ltd.
          1020 East Cordova Street
          Vancouver, British Columbia
          Canada V6A 4A3
          Facsimile: 604-294-5673
          Attention: Stuart McNeill

          With copies to:

          JPM Law Corporation
          3562 West King Edward Avenue
          Vancouver, BC V6S 1M6
          Facsimile: 604-730-2990
          Attention: Paul Mancuso

          (b)  If to Purchasers, to:

          Cohesant Technologies Inc.
          5845 W. 82nd Street, Suite 102
          Indianapolis, Indiana 46278
          Facsimile: 317-875-5456
          Attention: Morris H. Wheeler, President and CEO

          With copies to:

          Kahn Kleinman, LPA
          1300 East 9th Street, Suite 2600
          Cleveland, Ohio 44114-1824
          Facsimile: (216) 623-4912
          Attention: Kevin D. Barnes, Esq.

          and

          Porter Wright Morris & Arthur LLP
          1700 Huntington Building
          925 Euclid Avenue
          Cleveland, Ohio 44115-1407
          Attention: Michael A. Ellis, Esq.

     9.6 ASSIGNMENT. This Agreement is not assignable by any party hereto without the prior written consent of the other parties. Notwithstanding the above, Purchasers may assign, without the consent of Sellers or the Principals, all or any part of this Agreement and all or any part of their rights and obligations hereunder to: (a) an Affiliate of Purchasers; or (b) any of Purchasers' lenders in this transaction; in which event, Sellers shall execute and deliver any documents reasonably requested by the assignee(s) in connection with such assignments, but no such assignment shall relieve Purchasers of any of their obligations hereunder.

     9.7 GOVERNING LAW. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of Delaware, without giving effect to the rules and principles governing conflicts of laws.

     9.8 DISPUTE RESOLUTION. Any dispute that may arise between the parties shall be resolved by arbitration in Cleveland, Ohio according to the Rules of the American Arbitration Association and the award of the Arbitrator shall be final and binding upon the parties. Under any such arbitration proceeding, the parties shall have the same rights to discovery under the Federal Rules of Civil Procedure, as if the dispute had been filed as an original action in a Untied States District Court. The United States District Court located in the jurisdiction where the matter is pending shall have jurisdiction and shall be authorized to enforce such rights as if the entire dispute were pending before that Court, if there exists federal subject matter jurisdiction, otherwise the state court of such jurisdiction shall have jurisdiction to enforce such rights.

     9.9 COUNTERPARTS. This Agreement maybe executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.10 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person(s) or circumstance(s), shall be held by a court of competent jurisdiction to be contrary to law, invalid, or unenforceable to any extent or in any respect, then such provision shall be deemed to be amended, modified and reduced in scope and effect, only to that extent necessary to render same valid and enforceable, and all other provisions of this Agreement shall be unaffected and shall remain in full force and effect.

     9.11 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, other than as otherwise specifically provided herein, is intended to or shall confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     9.12 ENTIRE AGREEMENT. This Agreement, including any documents delivered pursuant to its terms, constitutes the entire agreement between the parties. Each party acknowledges that no other party has made any, or makes any, promises, representations, warranties, covenants or undertakings, other than those expressly set forth herein.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, Sellers and Purchasers have caused this Agreement to be signed on their respective behalf by their respective duly authorized officers as of the date first above written.

PURCHASERS:

COHESANT INFRASTRUCTURE PROTECTION
AND RENEWAL LLC


By:
    ---------------------------------
Name: Morris Wheeler
Title: Authorized Person


0728487 BC LTD.


By:
    ---------------------------------
Name: Morris Wheeler
Title: Director


COHESANT INFRASTRUCTURE PROTECTION
AND RENEWAL OF CANADA LTD.


By:
    ---------------------------------
Name: Morris Wheeler
Title: Director

SELLERS:

4279 INVESTMENTS LTD.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


CURAFLO TECHNOLOGIES INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

CURALEASE LTD.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


CURAFLO TECHNOLOGIES (CANADA) INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


CURAFLO OF BC INC. (DBA WEST COAST
PIPE RESTORATION)


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


CURAFLO TECHNOLOGIES (USA) INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


CURAFLO OF THE SILICON VALLEY, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

In consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, each of the undersigned makes the representations, warranties, and agreements being made by the Principals in SECTION 4.25, SECTION 6.6, and SECTION 6.7, and hereby agrees to be bound by the provisions of Article VII of the foregoing Agreement to the same extent that the Sellers have agreed to be bound thereunder.

PRINCIPALS:


-------------------------------------
STUART MCNEILL

-------------------------------------
BRIAN LEMAIRE


-------------------------------------
CRAIG RADEMAKER

In consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the undersigned makes the representations, warranties, and agreements being made in
SECTION 2.1(C), SECTION 5.4, and SECTION 5.7 to the same extent that the Purchasers have agreed to be bound thereunder.

COHESANT TECHNOLOGIES INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

================================================================================

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             4279 INVESTMENTS LTD.,

                           CURAFLO TECHNOLOGIES INC.,

                                 CURALEASE LTD.,

                       CURAFLO TECHNOLOGIES (CANADA) INC.,

              CURAFLO OF BC INC. (DBA WEST COAST PIPE RESTORATION),

                        CURAFLO TECHNOLOGIES (USA) INC.,

                 CURAFLO OF THE SILICON VALLEY, INC., AS SELLERS

                                       AND

               COHESANT INFRASTRUCTURE PROTECTION AND RENEWAL LLC,

                                0728487 BC LTD.,

            COHESANT INFRASTRUCTURE PROTECTION AND RENEWAL OF CANADA
                               LTD., AS PURCHASERS

                           DATED AS OF AUGUST 12, 2005

================================================================================

                                TABLE OF CONTENTS

1.1    PURCHASE OF ASSETS..................................................                 1
1.2    EXCLUDED ASSETS.....................................................                 3
1.3    ASSUMPTION OF LIABILITIES...........................................                 3
1.4    PROCEDURES FOR NON-TRANSFERABLE ASSETS..............................                 4
1.5    TELEPHONE LISTINGS AND TELEPHONE NUMBERS............................                 4
1.6    METHOD OF CONVEYANCE AND TRANSFER...................................                 4
1.7    FURTHER ASSURANCES..................................................                 4
1.8    COSTS AND EXPENSES..................................................                 5
2.1    PURCHASE PRICE......................................................                 5
2.2    NET WORKING CAPITAL.................................................                 6
2.3    REPURCHASE OF UNCOLLECTED RECEIVABLES...............................                 8
2.4    TAXES...............................................................                 8
2.5    PRORATIONS..........................................................                 8
2.6    ALLOCATION OF PURCHASE PRICE........................................                 9
3.1    CLOSING.............................................................                 9
3.2    CLOSING DATE........................................................                 9
3.3    EFFECTIVE TIME......................................................                 9
4.1    ORGANIZATION; QUALIFICATION; SUBSIDIARIES...........................                 9
4.2    AUTHORITY...........................................................                10
4.3    CONSENTS AND APPROVALS; NO VIOLATIONS...............................                10
4.4    FINANCIAL STATEMENTS................................................                10
4.5    UNDISCLOSED LIABILITIES.............................................                11
4.6    ABSENCE OF CERTAIN CHANGES..........................................                11
4.7    CONDUCT OF BUSINESS.................................................                11

4.8    CERTAIN CONTRACTS AND ARRANGEMENTS..................................                12
4.9    LITIGATION..........................................................                12
4.10   COMPLIANCE WITH APPLICABLE LAWS.....................................                12
4.11   EMPLOYEE MATTERS....................................................                13
4.12   EMPLOYEE BENEFIT PLANS..............................................                13
4.13   TAX MATTERS.........................................................                13
4.14   TITLE TO AND CONDITION, LOCATION AND SUFFICIENCY OF ASSETS..........                14
4.15   REAL PROPERTY.......................................................                15
4.16   INTELLECTUAL PROPERTY; PREDECESSORS; TRADE NAMES....................                16
4.17   ENVIRONMENTAL MATTERS...............................................                16
4.18   PERMITS.............................................................                17
4.19   INVENTORY...........................................................                17
4.20   ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE...............................                18
4.21   CUSTOMERS; LICENSEES AND SUPPLIERS..................................                18
4.22   BID PROJECTS........................................................                18
4.23   WARRANTY POLICIES...................................................                19
4.24   INSIDER RELATIONSHIPS...............................................                19
4.25   INVESTOR REPRESENTATIONS............................................                19
4.26   BROKERS AND FINDERS.................................................                20
4.27   INSURANCE...........................................................                20
4.28   TRANSACTIONS IN COHESANT STOCK......................................                20
4.29   WEST COAST PURCHASE.................................................                20
4.30   XPERT PURCHASE......................................................                21
4.31   DISCLOSURE..........................................................                21
5.1    ORGANIZATION; QUALIFICATION.........................................                21

5.2    CORPORATE AUTHORITY; VALIDITY OF AGREEMENT; NECESSARY ACTION........                22
5.3    CONSENTS AND APPROVALS; NO VIOLATIONS...............................                22
5.4    AUTHORIZATION OF COHESANT STOCK.....................................                22
5.5    LITIGATION..........................................................                22
5.6    BROKERS AND FINDERS.................................................                22
5.7    COHESANT STOCK......................................................                23
6.1    COOPERATION WITH AUDIT..............................................                24
6.2    EMPLOYEES...........................................................                24
6.3    POST CLOSING ACCESS.................................................                24
6.4    DISCLOSURE OF CONFIDENTIAL INFORMATION..............................                25
6.5    NAME CHANGE.........................................................                25
6.6    SHARED SERVICES.....................................................                25
6.7    LEASED REAL PROPERTIES..............................................                25
6.8    ADDITIONAL INTELLECTUAL PROPERTY....................................                25
6.9    PUBLICITY...........................................................                25
6.10   WARRANTY CLAIMS.....................................................                25
6.11   TORPY TRANSACTION...................................................                26
7.1    COVENANT NOT TO COMPETE.............................................                26
7.2    REASONABLE RESTRICTION..............................................                27
7.3    REMEDIES AND ENFORCEMENT............................................                27
8.1    SURVIVAL OF REPRESENTATIONS.........................................                27
8.2    SELLERS' AGREEMENT TO INDEMNIFY.....................................                28
8.3    PURCHASERS' AGREEMENT TO INDEMNIFY..................................                29
8.4    INDEMNIFICATION PROCEDURE...........................................                29

8.5    THRESHOLD FOR INDEMNIFICATION.......................................                31
8.6    INVESTIGATIONS......................................................                31
9.1    EXPENSES............................................................                31
9.2    FURTHER ASSURANCES..................................................                31
9.3    AMENDMENT AND MODIFICATION..........................................                31
9.4    WAIVERS.............................................................                31
9.5    NOTICES.............................................................                31
9.6    ASSIGNMENT..........................................................                32
9.7    GOVERNING LAW.......................................................                33
9.8    DISPUTE RESOLUTION..................................................                33
9.9    COUNTERPARTS........................................................                33
9.10   SEVERABILITY........................................................                33
9.11   PARTIES IN INTEREST.................................................                33
9.12   ENTIRE AGREEMENT....................................................                33

DISCLOSURE SCHEDULE

APPENDICES

Appendix A   Definitions and Interpretation
Appendix B   Fixed Assets

EXHIBITS

Exhibit A   Copyright Assignment
Exhibit B   Trademark Assignment
Exhibit C   Escrow Agreement
Exhibit D   Example of Closing Balance Sheet
Exhibit E   Purchase Price Allocation
Exhibit F   Shared Services Agreement

                                                                      APPENDIX A

                         DEFINITIONS AND INTERPRETATIONS

     1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

     "AFFILIATE" means, with reference to a Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person and in the case of Sellers, any Person having legal or beneficial ownership, directly or indirectly, of more than ten percent (10%) of the capital stock of any Seller. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "BUSINESS DAY" means a day other than a Saturday, Sunday or day on which commercial banks in Cleveland, Ohio are generally closed for business.

     "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, together with the regulations thereunder, in each case as in effect from time to time.

     "CONTRACT" means any obligation or agreement by which Sellers are bound or the Assets are subject, whether or not reduced to writing, and specifically including any client or customer agreement, note, bond, mortgage, lease of real or personal property (including automobile, vehicle and other equipment leases), service agreement, purchase or sale agreement, partnership or joint venture agreement, license or other instrument, but not including Permits.

     "DISCLOSURE SCHEDULE" means the schedule on which the parties have enumerated all information, with clear indication of the section and paragraph to which such information pertains, that this Agreement requires them to disclose to the other party.

     "EMPLOYEE BENEFIT PLANS" means any plan as defined in Section 3(3) of ERISA.

     "EMPLOYEES" means all persons employed by Sellers, including individuals employed or engaged on any of a consulting, full time, part time, or temporary basis and dependent contractors.

     "ENVIRONMENTAL LAWS" means any applicable federal, state, provincial, local or municipal law, statue, ordinance, rule or regulation governing environmental, health and/or safety matters, as the same have been amended as of the date hereof and any judgment, order, injunction or decree, or settlement agreement relating to environmental matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136, et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Clean Water Act (Federal Water Pollution Control
Act), 33 U.S.C. Sections 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq.; the

Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq.; the Transportation of Dangerous Goods Act (Canada) and the Canadian Environmental Protection Act and the Environmental Management Act (British Columbia).

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and any successor statute thereto, together with the regulations thereunder, in each case as in effect from time to time.

     "ERISA AFFILIATE" means, with respect to Sellers, any other Person that, together with Sellers, would be treated as a single employer under Code Section 414.

     "ESCROW AGENT" means JPMorgan Trust Company, National Association.

     "FINANCIAL STATEMENTS" means those financial statements described in
SECTION 4.4 of the Disclosure Schedule, with the financial statements as of the period ending and as of April 30, 2005 being referred to separately as the "Most Recent Financial Statements".

     "FIXED ASSETS" means all tangible personal property and fixtures owned by Sellers, including all machinery, equipment, tooling, office supplies, leasehold improvements, furniture and furnishings, fixtures, computers, vehicles, tools, parts, accessions, and other fixed assets, including those fixed assets set forth on APPENDIX B attached hereto.

     "GAAP" or "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time in the United States of America, consistently applied and maintained on a consistent basis for Sellers throughout the periods indicated.

     "GOVERNMENTAL AUTHORITY" means any nation, province, state or political subdivision thereof, and any agency, natural person or other entity exercising executive, judicial, legislative, regulatory or administrative functions of or pertaining to government.

     "HAZARDOUS MATERIAL" means any substance or material meeting any one or more of the following criteria: (a) it is regulated pursuant to any Environmental Law; (b) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (c) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (d) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

     "INTELLECTUAL PROPERTY" means all of the following in any jurisdiction throughout the world: patents, copyrights, trademarks, service marks, trade names, trade dress, trade secrets, know how, proprietary information and knowledge, business methods, inventions, designs, formulas, industrial designs, computer software programs, corporate names, logos, Internet domain names and other intellectual property rights, any and all applications and/or registrations for any of the foregoing and all goodwill associated with any of the foregoing owned by Sellers or used by Sellers in the Business; including, without limitation, all rights Sellers may have to the names, including, without limitation, the name "Curaflo, "West Coast Pipe Restoration", and "TriSure Plumbing System," and any versions thereof.

     "INVENTORY" means all inventories excluding obsolete or unusable items but including raw materials, work-in-process, finished products, scrap, supplies, spare parts, shipping containers and packaging materials of Sellers, wherever located.

     "LIABILITIES" means all liabilities or obligations of any nature whatsoever, whether absolute or contingent, due or to become due, accrued or unaccrued, known or unknown, direct or consequential or otherwise, including indebtedness for money borrowed, obligations under Contracts, performance obligations, accounts payable, liabilities imposed by law and/or Governmental Authorities, and obligations to remit sales, use and other taxes as and when due.

     "LIEN" means any mortgage, claim, lien, judgment, security interest, pledge, escrow, charge, right of way, easement, restriction, or other encumbrance.

     "MATERIAL ADVERSE EFFECT" means any change or effect (a) that has been or would be likely to be materially adverse to the condition (financial or otherwise), business, assets, prospects or results of operation of Sellers, the Business or Purchasers, as the case may be, excluding changes and effects resulting from general economic and industry conditions not specific to Sellers, the Business or Purchasers, as the case may be, or (b) that has impaired or would likely impair materially the ability of Sellers or Purchasers, as the case may be, to consummate the transactions contemplated by this Agreement or perform its obligations under the Transaction Agreements.

     "PERMITS" means all licenses, permits, authorizations, registrations, certificates of occupancy, franchises and approvals necessary to or used in the Business and issued by any Governmental Authority to Sellers or otherwise obtained by Sellers from any Governmental Authority.

     "PERMITTED LIENS" means: (a) Liens in favor of carriers, warehousemen, mechanics, landlords and materialmen and other similar Persons that are incurred in the ordinary course of the Business for sums not yet due and payable; and (b) Liens for current Taxes incurred in the ordinary course of the Business that are not delinquent or remain payable without any penalty and are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained.

     "PERSON" means a corporation, a company, a limited liability company, an association, a joint venture, a partnership, a limited partnership, an organization, a business, an individual, a trust, a Governmental Authority or any other legal entity.

     "PLAN" means any employee pension, retirement, profit sharing, bonus, incentive, deferred compensation, severance, stock option, employee stock ownership, hospitalization, medical, dental, insurance, or similar employee benefit plan, whether arrived at through collective bargaining or otherwise, providing employee benefits (including any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, any employee benefit plan that is a "cafeteria plan" as described in Section 125 of the Code or any employee welfare plan) currently maintained or previously maintained by, sponsored in whole or in part by, or contributed to by Sellers, for the benefit of employees or retirees of Sellers, dependents and spouses of employees or retirees of Sellers, independent contractors of Sellers, or other beneficiaries related to Sellers.

     "TAX RETURN" means any report, return or other information required to be supplied to or filed with a taxing authority in connection with Taxes.

     "TAXES" means any taxes, assessments, duties, fees, levies, imposts, or other governmental charges of any nature whatsoever imposed by any Governmental Authority and any liabilities with respect thereto, including income, excise, property, sales, use, value added, franchise, payroll, transfer, transfer gain, gross receipts, withholding, social security and unemployment taxes or other taxes of any kind, and any interest, additions to tax, fines, penalty and expense relating to such taxes, charges, duties, imposts, fees, levies or other assessments or governmental charges.

     "TRANSACTION AGREEMENTS" means this Agreement, the Bill of Sale and General Assignment, the Patent Assignment, the Copyright Assignment, the Trademark Assignment, the Shared Services Agreement, the Leased Properties Lease and any other instruments of transfer or documents necessary to effect the conveyance, assignment and/or assumption of Assets and/or Assumed Liabilities or the other transactions contemplated in the Agreement.

     2. INTERPRETATION. The following provisions shall govern the interpretation of this Agreement:

     (a) The words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, Exhibit or Schedule; references to this Agreement include the Exhibits and Schedules to this Agreement; and, unless the context requires otherwise, references to Exhibits and Schedules refer to the Exhibits and Schedules to this Agreement.

     (b) Headings or captions are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

     (c) Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing individuals shall include Persons and vice versa.

     (d) The calculation of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement excludes the date which is the reference day in calculating such period.

     (e) Performance on holidays is not required hereunder. Whenever anything is required to be done or any action is required to be taken hereunder on or by a day which is not a Business Day, then such thing may be validly done and such action may be validly taken on or by the next succeeding day that is a Business Day.

     (f) The term "including" shall be deemed to mean "including without limitation."

     (g) Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

     (h) All references to dollars or $ shall mean United States dollars.